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                                                                 Exhibit 11

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
             ------------------------------------------------------
                       Computation of Net Income Per Share
                      (Thousands, except per share amounts)


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

                                               Year Ended June 30,

                                         1997          1996          1995
                                     -----------   -----------   -----------

     Average Shares Outstanding (B)
     ------------------------------

  1. Average common shares
     outstanding                        12,389        12,303        11,551

  2. Net additional shares
     outstanding assuming stock
     options exercised and
     proceeds used to purchase
     treasury stock                        345           264           197
                                     -----------   -----------   -----------

  3. Adjusted average common
     shares outstanding for
     fully diluted computation          12,734        12,567        11,747
                                     ===========   ===========   ===========


     Net Income
     ----------

  4. Net income as reported in
     statements of consolidated
     income                          $  27,092     $  23,334     $  16,909
                                     ===========   ===========   ===========
     Net Income Per Share
     --------------------

  5. Net income per average
     common share outstanding
     (4/1)                           $    2.19     $    1.90     $    1.46
                                     ===========   ===========   ===========
  6. Net income per common
     share on a fully
     dilutive basis (4/3)            $    2.13 (A) $    1.86 (A) $    1.44 (A)
                                     ===========   ===========   ===========

(A) Amount is not presented in the statements as the dilutive effect is less than 3%.

(B) All per share data have been restated to reflect a three for two stock split effective December 4, 1995.